Exhibit 2.2
Merger Implementation
Agreement
Coeur d’ Alene Mines Corporation

Coeur d’Alene Mines Australia Pty Ltd
ACN 125 204 775

Coeur Sub Two, Inc

and
Bolnisi Gold NL
ACN 008 587 086

MLC Centre Martin Place Sydney NSW 2000 Australia	Telephone +61 2 9225 5000 Facsimile +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	www.freehills.com DX 361 Sydney

Sydney Melbourne Perth Brisbane Singapore	Correspondent offices in Hanoi Ho Chi Minh City Jakarta

Contents
Table of contents

The agreement	1

Operative part	3

1 Definitions and interpretation	3
1.1 Definitions	3
1.2 Interpretation	13
1.3 Business Day	14

2 Agreement to proceed with the Transaction	14

3 Conditions precedent and pre-implementation steps	15
3.1 Conditions precedent	15
3.2 Inter-conditionality of Scheme and Palmarejo Plan	17
3.3 Best endeavours	17
3.4 Waiver of conditions precedent	17
3.5 Consultation on failure of condition precedent	18
3.6 Certain notices	18
3.7 Regulatory approval	19

4 Scheme	19
4.1 Scheme	19
4.2 Scheme consideration	19
4.3 Status of Coeur Shares	20
4.4 Dividends	20

5 Steps for implementation	21
5.1 Obligations of both parties	21
5.2 Bolnisi’s obligations	21
5.3 Coeur’s obligations	24
5.4 Disagreement on content of Scheme Booklet and Disclosure Document	25
5.5 Appointment of directors	26
5.6 Deeds of access, indemnity and insurance	26

6 Termination	26
6.1 Termination	26
6.2 Effect of termination	27
6.3 Breach of representations and warranties	27

7 Representations, warranties and undertakings	27
7.1 Coeur’s representations, warranties and undertakings	27
7.2 Coeur’s indemnity	28
7.3 Bolnisi’s representations, warranties and undertakings	28
7.4 Bolnisi’s indemnity	29
Contents 1

Contents

7.5 Survival of representations, warranties and undertakings	31
7.6 Survival of indemnities	31
7.7 Release of officers and directors	31

8 Due Diligence	32
8.1 Availability of information	32
8.2 Third party rights	32
8.3 Due diligence termination	32

9 Due diligence undertaken by Bolnisi	33
9.1 Bolnisi Due Diligence	33

10 Public announcement	33
10.1 Announcement of Scheme	33
10.2 Public announcement and submissions	33
10.3 Required disclosure	33

11 Confidentiality	33
11.1 Confidentiality obligations	33
11.2 No breach	34
11.3 Termination of previous confidentiality agreement	34
11.4 Survival of obligations	35

12 Exclusivity	35
12.1 Exclusivity	35
12.2 Notification of approaches	35
12.3 Equal access to information	36
12.4 Normal provision of information	36
12.5 Fiduciary carve-out	36
12.6 No current discussions	36

13 Payment of costs	37
13.1 Background	37
13.2 Payment of costs	37
13.3 Exceptions	38
13.4 Compliance with law	38
13.5 Limitation of liability	38

14 Conduct of Court proceedings	39

15 Duty, costs and expenses	39
15.1 Stamp duty	39
15.2 Costs and expenses	39

16 GST	39

17 General	40
17.1 No representation or reliance	40
17.2 No merger	40
17.3 Consents	40
17.4 Notices	40
17.5 Governing law and jurisdiction	41
17.6 Waivers	41
17.7 Variation	41
17.8 Assignment	42
17.9 Further action	42
Contents 2

Contents

17.10 Entire agreement	42
17.11 Counterparts	42
Timetable	43

Signing page	46
Contents 3

The agreement
Implementation agreement for merger by scheme of arrangement
Date 3 May 2007

Between the parties

Coeur d’ Alene Mines Corporation

of 505 Front Ave, Coeur d’Alene, Idaho 83814

(Coeur)

Coeur d’Alene Mines Australia Pty Ltd ACN 125 204 775

of Suite 1003, 3 Spring Street, Sydney, NSW 2000

(Coeur Australia)

Coeur Sub Two, Inc

of 505 Front Ave, Coeur, Idaho 083814

(Coeur Sub)

Bolnisi Gold NL

ACN 008 587 086
of
Level 8, 261 George Street, Sydney NSW 2000
(Bolnisi)

Background
1 Bolnisi and Coeur have agreed to merge by means of a scheme of arrangement under Part 5.1 of the Corporations Act. The Scheme will involve Bolnisi and its Ordinary Shareholders. Pursuant to the Scheme, Coeur Australia will acquire all of the Scheme Shares.

2 Bolnisi and Coeur have agreed in good faith to implement the Scheme on the terms of this agreement.

The agreement

The parties agree	as set out in the Operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

Operative part
1	Definitions and interpretation
1.1	Definitions

The meanings of the terms used in this document are set out below.

Term	Meaning
ASIC	the Australian Securities and Investments Commission.

Associates	has the meaning given in section 9 of the Corporations Act.

ASX	ASX Limited.

Bolnisi Board	the board of directors of Bolnisi.

Bolnisi Due Diligence	the enquiries Bolnisi has made in relation to Coeur including in relation to tax, legal, technical, operational, environmental and accounting matters.

Bolnisi Information	information regarding Bolnisi and its subsidiaries provided by Bolnisi to Coeur in writing for inclusion in the Disclosure Document, being information that is within the knowledge of the Bolnisi Board, to be provided by or on behalf of Bolnisi to Coeur to enable a Disclosure Document to be prepared and completed in compliance with all applicable laws or information that is identified in the Disclosure Document as “Bolnisi Information”.

Bolnisi Material Adverse Change	matters, events or circumstances other than:
1 those required to be done or procured by Bolnisi pursuant to this agreement;

2 those which Bolnisi and Coeur agree in writing are not a Bolnisi Material Adverse Change; or

3 those fairly disclosed by Bolnisi in writing to ASX prior to the date of this agreement,

which individually have or are reasonably likely to have, or when aggregated with all other such matters, events or circumstances, have or are reasonably likely to have, a materially adverse impact, namely a decline of 5% or more in the consolidated net assets of Bolnisi from the level as at the financial year ended 30 June 2006.

Term	Meaning
Bolnisi Prescribed Occurrence	(other than as required by this agreement or the Scheme, with the consent of Coeur or as fairly disclosed to ASX prior to the date of this agreement) the occurrence of any of the following:

1 Bolnisi or a subsidiary of Bolnisi converting all or any of its shares into a larger or smaller number of shares;

2 Bolnisi or a subsidiary of Bolnisi resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3 Bolnisi or a subsidiary of Bolnisi:

• entering into a buy-back agreement; or

• resolving to approve the terms of a buy-back agreement under the Corporations Act;

4 Bolnisi or a subsidiary of Bolnisi declaring, paying or distributing any dividend, bonus or other share of its profits or assets;

5     Bolnisi or a subsidiary of Bolnisi issuing shares (other than pursuant to the exercise of existing options or existing convertible securities which are exchangeable, exercisable or convertible into shares of Palmarejo), or granting an option over its shares, or agreeing to make such an issue or grant such an option;

6 Bolnisi or a subsidiary of Bolnisi issuing or agreeing to issue, securities convertible into shares or debt securities other than as set out in the Project Plan Description;

7 Bolnisi or a subsidiary of Bolnisi making any change to its constitution;

8 Bolnisi or a subsidiary of Bolnisi:

• acquiring or disposing of;

• agreeing to acquire or dispose of; or

• offering, proposing, announcing a bid or tendering for,

any business, assets, entity or undertaking, the value of which exceeds $50 million, individually or in aggregate, or that otherwise constitutes a Bolnisi Material Adverse Change;

9     Bolnisi or a subsidiary of Bolnisi incurring any indebtedness or issuing any indebtedness or debt securities by way of borrowings, loans or advances for amounts in aggregate in excess of $10 million other than as set out in the Project Plan Description;

10 Bolnisi or a subsidiary of Bolnisi making, individually or in aggregate, capital expenditure in excess of $10 million other than as set out in the Project Plan Description;

11 Bolnisi or a subsidiary of Bolnisi being notified of Material Proceedings against Bolnisi or a subsidiary of Bolnisi;

12   Bolnisi or a subsidiary of Bolnisi creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property otherwise than:

• as set out in the Project Plan Description; and

• a lien or other encumbrance which arises by operation of law or legislation securing an obligation that is not yet due;

Term	Meaning
13 Bolnisi or a subsidiary of Bolnisi resolving that it be wound up;

14 a liquidator or provisional liquidator of Bolnisi or of a subsidiary of Bolnisi being appointed;

15 a court of competent jurisdiction (whether foreign or Australian) making an order for the winding up of Bolnisi or of a subsidiary of Bolnisi;

16 an administrator of Bolnisi or of a subsidiary of Bolnisi being appointed under the Corporations Act;

17 Bolnisi or a subsidiary of Bolnisi being deregistered as a company or otherwise dissolved;

18 Bolnisi or a subsidiary of Bolnisi executing an agreement of company arrangement;

19 a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of Bolnisi or of a subsidiary of Bolnisi; or

20 Bolnisi ceases or threatens to cease to carry on the business conducted by Bolnisi and its subsidiaries as at the date of this agreement.

For the purposes of this subclause, a reference to any of the above includes a reference to anything analogous, or having substantially similar effect, in any jurisdiction under or in respect of any existing or future law.

Bolnisi Shareholders	each person who is a member of Bolnisi.

Break Fee	US$7.78 million.

Business Day	has the meaning given in the Listing Rules.

CDIs	CHESS Depositary Interests which are units of beneficial ownership in Coeur Shares registered in the name of CDN.

CDN	CHESS Depositary Nominees Pty Limited ACN 071 346 506.

Change of Status Resolution	A resolution of Bolnisi Shareholders to change the status of Bolnisi from a public company to a proprietary company limited by shares conditional upon:

1 the Court approving the Scheme in accordance with section 411(4)(b) of the Corporations Act either unconditionally or on conditions that are customary or usual; and

2 the Scheme becoming Effective.

Term	Meaning
CHESS	Clearing House Electronic Subregister System.

Coeur Australia	a wholly owned indirect subsidiary of Coeur incorporated in Australia.

Coeur Board	the board of directors of Coeur.

Coeur Group	Coeur and each of its Related Bodies Corporate.

Coeur Information	information regarding Coeur and its subsidiaries provided by Coeur to Bolnisi in writing for inclusion in the Scheme Booklet;

1 that is material to the making of a decision by Ordinary Shareholders whether to vote in favour of the Scheme, being information that is within the knowledge of the Coeur Board and

2 would be required to be included in the Scheme Booklet in accordance with PS 60 in relation to an offer of Coeur Shares;

to be provided by or on behalf of Coeur to Bolnisi to enable to Scheme Booklet to be prepared and completed in compliance with all applicable laws or information that is identified in the Scheme Booklet as “Coeur Information”.

Coeur Material Adverse	matters, events or circumstances other than:
Change
1 those required to be done or procured by Coeur pursuant to this agreement;

2 those which Bolnisi and Coeur agree in writing are not a Coeur Material Adverse Change; or

3 those fairly disclosed by Coeur in writing to NYSE, TSX, SEC or any Canadian regulatory authority prior to the date of this agreement,

which individually have or are reasonably likely to have, or when aggregated with all other such matters, events or circumstances, have or are reasonably likely to have, a materially adverse impact, namely a decline of 5% or more in the consolidated net assets of Coeur from the level as at 31 December 2006.

Coeur Prescribed Occurrence	(other than as required by this agreement or the Scheme, with the consent of Bolnisi or as fairly disclosed to the NYSE, TSX or SEC prior to the date of this agreement) the occurrence of any of the following:

1 Coeur or a subsidiary of Coeur converting all or any of its shares into a larger or smaller number of shares;

2 Coeur or a subsidiary of Coeur resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3 Coeur or a subsidiary of Coeur:

Term	Meaning
• entering into a buy-back agreement with its shareholders; or

• resolving to approve the terms of a buy-back agreement with its shareholders;

4 Coeur or a subsidiary of Coeur declaring, paying or distributing any dividend, bonus or other share of its profits or assets;

5     Coeur or a subsidiary of Coeur issuing shares (other than pursuant to the exercise of existing options under its equity compensation plans and the conversion of existing notes), or granting an option over its shares, or agreeing to make such an issue or grant such an option;

6 Coeur or a subsidiary of Coeur issuing or agreeing to issue more than US$200 million in securities convertible into shares or debt securities;

7 Coeur or a subsidiary of Coeur making any change to its articles of incorporation, or bylaws or similar organisational documents;

8 Coeur or a subsidiary of Coeur:

• acquiring or disposing of;

• agreeing to acquire or dispose of; or

• offering, proposing, announcing a bid or tendering for,

any business, assets, entity or undertaking the value of which exceeds US$200 million, individually or in aggregate, or that otherwise constitutes a Coeur Material Adverse Change;

9 Coeur or a subsidiary of Coeur incurring any indebtedness of debt securities by way of borrowings, loans or advances for amounts in aggregate in excess of US$200 million;

10 Coeur or a subsidiary of Coeur making individually or in aggregate, capital expenditure in excess of US$200 million;

11 Coeur or a subsidiary of Coeur being notified of Material Proceedings against Coeur or a subsidiary of Coeur;

12 Coeur or a subsidiary of Coeur creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property otherwise than:

• in the ordinary course of business, which requires that Coeur not make any acquisitions, disposals or capital expenditure, or incur any indebtedness in excess of US$200 million; and

• a lien or other encumbrance which arises by operation of law or legislation securing an obligation that is not yet due;

13   Coeur or a subsidiary of Coeur commencing any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors;

14 a commencement against Coeur or a subsidiary of Coeur of any case,

Term	Meaning
proceeding or other action of a nature referred to in subsection 13 above that results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of 60 days;

15	a commencement against Coeur or a subsidiary of Coeur of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

16	a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of Coeur or a Coeur Group member.

17	Coeur ceases or threatens to cease to carry on the business conducted by Coeur and its subsidiaries as at the date of this agreement;

18	Coeur being the subject of a Third Party Proposal that is implemented or is likely to be implemented, and which is not reasonably acceptable to Bolnisi; or

19	Coeur or a subsidiary of Coeur being dissolved.

For the purposes of this subclause, a reference to any of the above includes a reference to anything analogous, or having substantially similar effect, in any jurisdiction under or in respect of any existing or future law.

Coeur Share	a share of common stock of Coeur, par value US$1.00 per share.

Coeur Shareholders	each person who is a holder of record of Coeur Shares.

Coeur Sub Two, Inc	the sole member of Coeur Australia.

Confidential	all information which:
Information
1	is disclosed to a party (the Recipient) or any of it its Related Persons (whether before or after the date of this agreement) by or on behalf of the other party (the Discloser), or which is acquired directly or indirectly by the Recipient or any of its Related Persons from the Discloser or any adviser engaged by the Discloser;

2	relates directly or indirectly to the Transaction, the Discloser or its Related Bodies Corporate, or the past, existing or future business, operations, administration or strategic plans of the Discloser; and

3	is in oral or visual form, or is recorded or stored in a document (whether printed, electronic or otherwise), and includes but is not limited to all compilations, analyses, extracts, summaries or other documents prepared by the Recipient or its Related Persons which reflect, utilise or relate to any of the information referred to in paragraphs (1) and (2) of this definition.

and includes but is not limited to all compilations, analyses, extracts, summaries or other documents prepared by the Recipient or its Related Persons which reflect, utilise or relate to any of the information referred to in paragraphs (1) and (2) of this definition.

Term	Meaning
Corporations Act	the Corporations Act 2001 (Cth).

Court	the Federal Court or any other court of competent jurisdiction under the Corporations Act agreed in writing by Coeur and Bolnisi.

Deed Poll	deed under which Coeur covenants in favour of Ordinary Shareholders to perform its obligations under this agreement and described in the Scheme to be executed by Coeur in substantially the form set out in Annexure 2 with such amendments as Bolnisi and Coeur may agree.

Disclosure Document	the information memorandum or other document required in connection with the quotation of Coeur Shares in the form of CDIs on the ASX.

Due Diligence	the enquiries a party is permitted to make under clause 8, including but not limited to enquiries relating to tax, legal, technical, operational, environmental and accounting matters.

Due Diligence Period	the period commencing on the day after the date of this agreement and ending 30 days after the date of this agreement, unless extended by agreement between the parties.

Effective	the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme.

End Date	the date which is seven months after execution of this agreement.

Excluded Shares	any Ordinary Shares held by Coeur or its subsidiaries.

Exclusivity Period	the period from and including the date of this agreement to the earlier of:
1	the termination of this agreement in accordance with its terms; and

2	the End Date.

FATA	the Foreign Acquisitions and Takeovers Act 1975 (Cth).

HSR Act	means the United States, Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Term	Meaning
Implementation Date	the fifth Business Day after the Transaction Record Date.

Independent Expert	the independent expert in respect of the Scheme appointed by Bolnisi in accordance with clause 5.2(c).

Ineligible Overseas Shareholder	an Ordinary Shareholder whose address as shown in the Bolnisi register of members at the Transaction Record Date is in a jurisdiction other than Australia and its external territories, New Zealand or the United States, except where Coeur and Bolnisi are reasonably satisfied that the issue of Coeur Shares (or CDIs representing Coeur Shares) to the Ordinary Shareholder is not prohibited, not unduly onerous and not unduly impracticable in that jurisdiction.

Listing Rules	means the official listing rules of the ASX.

Material Proceedings	initiation of a regulatory inquiry or investigation, prosecution or litigation after the date hereof which is not withdrawn or discontinued within 14 days of proceedings being filed, involving a claim, in the case of Bolnisi, in excess of $50 million and in the case of Coeur, in excess of $100 million.

NYSE	New York Stock Exchange.

Ordinary Shareholders	each person who is registered as the holder of Ordinary Shares.

Ordinary Shares	fully paid ordinary shares of Bolnisi.

Palmarejo	Palmarejo Silver and Gold Corporation, a Canadian corporation having its registered office at 5300 Commerce Court-West, 199 Bay Street, Toronto, Ontario M5L 1B9.

Palmarejo Plan	the plan of arrangement under Canadian law involving Palmarejo in respect of the shares in Palmarejo not held by Bolnisi or its Related Bodies Corporate.

Project Plan Description	the development plan in respect of the Palmarejo project set out in Annexure 3.

PS 60	Policy Statement 60 issued by ASIC on 4 August 1999 (as amended).

Term	Meaning
PS 142	Policy Statement 142 issued by ASIC on 4 August 1999 (as amended).

Regulatory Approvals	has the meaning given to that term in clause 3.1(a).

Regulatory Authority	means an Australian or foreign government or a governmental, semi-governmental, administrative, fiscal, legislative, executive or judicial body, authority, department, commission, authority, tribunal, agency, entity or office or any minister of the Crown in right of the Commonwealth of Australia or any state or a delegate of any government. It includes a self-regulatory organisation established under statute or a stock exchange, ASIC, ASX, the TSX, the NYSE and the SEC.

Related Body Corporate	has the meaning given in section 9 of the Corporations Act.

Related Persons	in relation to a party, its subsidiaries, officers, employees, contractors, representatives, agents, advisers, financiers and any person who has an agreement or understanding with the party in relation to the Transaction.

Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act as though a reference to “company” in those sections included any corporation.

Representative	in relation to a party:
1	each of the party’s subsidiaries; and

2	each of the directors, officers, employees and advisers of the party or of any of its subsidiaries.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Bolnisi and the Scheme Shareholders in respect of all the Ordinary Shares in substantially the form of Annexure 1 with such amendments as Bolnisi and Coeur may agree.

Scheme Booklet	the information described in clause 5.2(b) to be approved by the Court and despatched to Ordinary Shareholders and which must include the Scheme, an explanatory statement complying with the requirements of the Corporations Act, an independent expert’s report, notices of meeting and proxy and election forms.

Scheme Consideration	the consideration to be provided by Coeur to Scheme Shareholders for the transfer to Coeur Australia of each Scheme Share in accordance with the Scheme, being:

Term	Meaning
•	$0.004 in cash; and

•	0.682 Coeur Shares or CDIs representing Coeur Shares, at the election of the Scheme Shareholder.

Scheme Meeting	The meeting or meetings of Ordinary Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

Scheme Shareholders	Ordinary Shareholders, other than a holder of Excluded Shares, as at the Transaction Record Date.

Scheme Shares	the Ordinary Shares on issue at the Transaction Record Date, other than the Excluded Shares.

Second Court Date	the first day on which an application made to the Court for orders under section 411(4)(b) of the Corporations Act approving the Scheme is heard.

SEC	United States Securities and Exchange Commission.

subsidiary	a body corporate (called the first body), is a subsidiary of another body corporate if:
(a)	the other body:
(i)	controls the composition of the first body’s board; or

(ii)	is in a position to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the first body; or

(iii)	holds more than one-half of the issued share capital of the first body (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or
(b)	the first body is a subsidiary of a subsidiary of the other body.

For the avoidance of doubt, in this agreement, subsidiaries of Bolnisi include each of Palmarejo, Fairview Gold Pty Ltd, Ocampo Resources, Inc., Ocampo Services, Inc. and Planet Gold, S.A. de C.V.

Takeovers Panel	the Takeovers Panel created in accordance with the provisions of the Australian Securities and Investments Commission Act 2001 (Cth).

Third Party Proposal	In relation to a party, any expression of interest, proposal or offer in relation to a bid, scheme, joint venture, dual listed company structure, purchase of a main

Term	Meaning
undertaking, share issue or other similar reorganisation (other than as contemplated by this agreement) by any person or persons under which:
1	a person (together with the person’s Associates) may acquire a Relevant Interest in more than 10% of one or more classes of securities of the party;

2	a person may acquire voting power (as defined in Chapter 6 of the Corporations Act) of more than 10% in the party;

3	a person may acquire, directly or indirectly any interest (including legal, equitable or economic) in all or a material part of the business or assets (on a consolidated basis) of the party; or

4	a person may otherwise merge or amalgamate with the party.

For the purposes of paragraph (3), the acquisition of an interest in a part of the business or assets (on a consolidated basis) of a party will be material if:
(a)	the relevant business or businesses contribute 10% or more of the consolidated net profit after tax of the party; or

(b)	the assets represent 5% or more of the total consolidated assets of the party.

Timetable	the timetable set out in schedule 1 or such other timetable as may be agreed in writing by the parties.

Transaction	the acquisition by Coeur Australia of all the Scheme Shares through implementation of the Scheme in accordance with the terms of this agreement.

Transaction Documents	this agreement, the Deed Poll, the Scheme and the Scheme Booklet.

Transaction Record Date	5.00pm (Sydney time), on the fifth Business Day after the date on which the Scheme, if approved, becomes Effective.

TSX	Toronto Stock Exchange.
1.2	Interpretation

In this agreement, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Regulatory Authority;

(e)	a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this agreement, and a reference to this agreement includes any attachment, exhibit and schedule;

(f)	a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Regulatory Authority with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g)	a reference to any document (including this agreement) is to that document as varied, amended or restated, novated, ratified or replaced from time to time;

(h)	the word “includes” in any form is not a word of limitation;

(i)	a reference to “$” or “dollar” is to Australian currency;

(j)	a reference to any time is a reference to that time in Sydney, New South Wales;

(k)	a term defined in or for the purposes of the Corporations Act has the same meaning when used in this agreement; and

(l)	a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Agreement to proceed with the Transaction

Bolnisi agrees to propose, and the parties agree to implement, the Transaction on the terms of this agreement.

3	Conditions precedent and pre-implementation steps

3.1	Conditions precedent

Subject to this clause 3, the obligations of the parties under clause 4 are subject to the satisfaction of each of the following conditions precedent to the extent and in the manner set out in clauses 3.4 and 3.5.

(a)	Regulatory Approvals: Subject to clause 3.7:
(1)	ASIC and ASX issue or provide any consents or approvals or do other acts necessary to implement the transactions contemplated by clause 4;

(2)	the Treasurer of the Commonwealth of Australia either issues a notice stating that the Commonwealth Government does not object to Coeur entering into and completing this agreement or becomes, or is, precluded (at the date of this agreement or at any time before the Transaction becomes Effective) from making an order in respect of the entry into or completion by Coeur of this agreement under the FATA; and

(3)	all applicable waiting periods under the HSR Act and any other applicable antitrust legislation shall have expired or been otherwise terminated in respect of this Scheme;
(together Regulatory Approvals) before 5.00pm on the day before the Second Court Date.
(b)	Shareholder approval: The Bolnisi Shareholders approve the Change of Status Resolution by the requisite majorities under the Corporations Act and Ordinary Shareholders approve the Scheme at the Scheme Meeting (or any adjournment or postponement of it at which the Scheme is voted on) by the requisite majorities under the Corporations Act.

(c)	Listing of Coeur Shares: permission for listing of the Coeur Shares on the TSX and NYSE being granted by 8.00am on the Second Court Date (any such approval may be subject to customary conditions and to the Scheme becoming Effective).

(d)	Listing of CDIs: permission for admission of the Coeur Shares in the form of CDIs to quotation on ASX is granted by 8.00am on the Second Court Date (any such approval may be subject to customary conditions and to the Scheme becoming Effective).

(e)	Court approval: The Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act either unconditionally or on conditions that are customary or usual.

(f)	Restraints: No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Transaction is in effect at 5.00pm on the day before the Second Court Date.

(g)	Coeur Material Adverse Change: No Coeur Material Adverse Change is in existence at 5.00pm on the day before the Second Court Date.

(h)	Bolnisi Material Adverse Change: No Bolnisi Material Adverse Change is in existence at 5.00pm on the day before the Second Court Date.

(i)	Coeur Prescribed Occurrence: No Coeur Prescribed Occurrence has occurred as at 5.00pm on the day before the Scheme Meeting and at 5.00pm on the day before the Second Court Date.

(j)	Bolnisi Prescribed Occurrence: No Bolnisi Prescribed Occurrence has occurred as at 5.00pm on the day before the Scheme Meeting and at 5.00pm on the day before the Second Court Date.

(k)	Coeur representations: No representation given by Coeur under clause 7.1 has become materially incorrect before 5.00pm on the day before the Second Court Date.

(l)	Bolnisi representations: No representation given by Bolnisi under clause 7.3 has become materially incorrect before 5.00pm on the day before the Second Court Date.

(m)	Coeur Shareholder approval: Before the Scheme Meeting the Coeur Shareholders pass all resolutions necessary in respect of the application for quotation of the Coeur Shares in the form of CDIs on the ASX, to increase the number of authorised shares of common stock of Coeur and to issue such number of Coeur Shares as required to pay the Scheme Consideration, at a meeting of Coeur Shareholders (or any adjournment or postponement of) by the requisite majorities under the laws and regulations of the state of Idaho and the NYSE.

(n)	Continuous disclosure by Bolnisi: Between the date of this agreement and 5.00pm on the day before the Second Court Date, Coeur does not become aware of any matter, event, action or circumstance:
(1)	which is materially adverse in that it would result in a decline of 5% or more in the consolidated net assets of Bolnisi for the financial year ended 30 June 2006 in relation to Bolnisi or its Related Bodies Corporate;

(2)	in respect of which Bolnisi has not complied with its disclosure obligations under Listing Rule 3.1 at any time; and

(3)	which was not previously disclosed to Coeur.
(o)	Continuous disclosure by Coeur: Between the date of this agreement and 5.00pm on the day before the Second Court Date, Bolnisi does not become aware of any matter, event, action or circumstance:
(1)	which is materially adverse in that it would result in a decline of 5% or more in the consolidated net assets of Coeur for the financial year ended 31 December 2006 in relation to Coeur or its Related Bodies Corporate;

(2)	in respect of which Coeur has not complied with its disclosure obligations under applicable Canadian or United States securities legislation; and

(3)	which was not previously disclosed to Bolnisi.
(p)	Directors’ recommendation: Between the date of this agreement and the Scheme Meeting, no director of Bolnisi changes or withdraws his recommendation to Ordinary Shareholders to vote in favour of the Scheme.

(q)	Due diligence by Coeur: Completion by Coeur of satisfactory due diligence on Bolnisi, including no discovery by Coeur of any event or events which would be reasonably likely to give rise to (i) a Bolnisi Material Adverse Change or (ii) a liability or liabilities (including those of a contingent nature) of Bolnisi or any of its subsidiaries of $50 million or more, whether individually or in aggregate.

(r)	Approvals and consents: any required licences, approvals, waivers, consents, permits, orders, business conditions or change of control consents in relation to the Scheme are obtained.

3.2	Inter-conditionality of Scheme and Palmarejo Plan

The parties acknowledge and agree that:

(a)	the Scheme will be subject to and conditional upon the Palmarejo Plan becoming effective under Canadian law; and

(b)	Coeur may in its sole discretion waive in writing the condition in clause 3.2(a) within 5 Business Days of the Scheme Meeting taking place.

3.3	Best endeavours

Bolnisi and Coeur must each use its best endeavours to procure that:

(a)	each of the conditions precedent in clause 3.1 is satisfied as soon as practicable after the date of this agreement;

(b)	there is no occurrence within the control of Bolnisi or Coeur or their subsidiaries that would prevent the conditions precedent in clause 3.1 being satisfied (as the context requires); and

(c)	each of Bolnisi and Coeur give a certificate to the Court by 8.00am on the Second Court Date evidencing which conditions precedent in clause 3.1 have been satisfied or waived.

A draft of such certificate shall be provided by each party to the other party by 5.00pm on the Business Day prior to the Second Court Date.

3.4	Waiver of conditions precedent

(a)	The conditions precedent in clauses 3.1(h), 3.1(j), 3.1(l), 3.1(n), 3.1(p) and 3.1(q) may only be waived by Coeur in writing.

(b)	The conditions precedent in clauses 3.1(g), 3.1(i), 3.1(k) and 3.1(o) may only be waived by Bolnisi in writing.

(c)	The conditions precedent in clauses 3.1(a)(1), 3.1(c), 3.1(d), 3.1(f) and 3.1(r) are for the benefit of each party and any breach or non-fulfilment of any of those conditions precedent may only be waived by agreement in writing between the parties.

(d)	The conditions precedent in clauses 3.1(a)(2), 3.1(a)(3), 3.1(b), 3.1(e) and 3.1(m) cannot be waived.

(e)	If under this clause, a party waives the breach or non-fulfilment of any of the conditions precedent in clause 3.1, that waiver does not prevent it from suing the other party for any breach of this agreement that resulted in the breach or non-fulfilment of the condition precedent.

3.5	Consultation on failure of condition precedent

(a)	Consultation: If:
(1)	any event occurs which would prevent any of the conditions precedent in clause 3.1 being satisfied, or there is an occurrence that is reasonably likely to prevent the condition precedent being satisfied by the date specified in this agreement for its satisfaction; or

(2)	the Scheme has not become Effective by the End Date,
the parties must consult in good faith to:
(3)	determine whether the Transaction may proceed by way of alternative means or methods;

(4)	change the date of the application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed by Bolnisi and Coeur (being a date no later than 5 Business Days before the End Date); or

(5)	extend the relevant date or End Date.
(b)	Termination: If the parties are unable to reach agreement under clause 3.5(a) within 5 Business Days of becoming aware of the relevant occurrence or relevant date or by the End Date, then unless that condition precedent is waived as provided in clause 3.4, either party may terminate this agreement without, any liability to the other party because of that termination except as otherwise provided in this agreement, unless the relevant occurrence or the failure of the condition precedent to be satisfied, or of the Scheme to become Effective, arises out of a breach by the terminating party of clause 5 or this clause 3.

3.6	Certain notices

(a)	Notice of failure of condition precedent:
(1)	If, before the time specified for satisfaction of a condition precedent, any event that will prevent that condition precedent being satisfied occurs, the party with knowledge of that event must immediately give the other party written notice of that event.

(2)	If the notice in clause 3.6(a)(1) relates to a condition precedent in clauses 3.1(h), 3.1(j), 3.1(l), 3.1(n), 3.1(p) or 3.1(q), Coeur must give written notice to Bolnisi as soon as possible (and in any event no later than 5 Business Days) after giving or receiving notice of the relevant event, as to whether or not it waives the breach or non-fulfilment of any condition precedent resulting from the occurrence of that event, specifying the condition in question.

(3)	If the notice in clause 3.6(a)(1) relates to a condition precedent in clauses 3.1(g), 3.1(i) or 3.1(k) and 3.1(o) Bolnisi must give written notice to Coeur as soon as possible (and in any event no later than 5 Business Days) after giving or receiving notice of the relevant event, as to whether or not it waives the breach or non-fulfilment of any condition precedent resulting from the occurrence of that event, specifying the condition in question.

(b)	Waiver: A waiver of a breach or non-fulfilment in respect of one condition precedent does not constitute:
(1)	a waiver of breach or non-fulfilment of any other condition precedent resulting from the same event; or

(2)	a waiver of breach or non-fulfilment of that condition precedent resulting from any other event.
(c)	Notice of changes: Bolnisi and Coeur must promptly advise each other orally and in writing of any change or event causing, or which, so far as can reasonably be foreseen, would cause:
(1)	a representation or warranty provided in this agreement to be false;

(2)	a breach or non-fulfilment of any of the conditions precedent; or

(3)	a material breach of this agreement.
3.7	Regulatory approval

For the purposes of clause 3.1(a), a Regulatory Approval will be regarded as having been obtained even though a condition has been attached to that Regulatory Approval, if the parties agree to treat the approval as having been obtained.

3.8	Change of status

The parties agree that a general meeting of Bolnisi Shareholders to consider the Change of Status Resolution will be held on the same date that the meeting of Ordinary Shareholders to consider the Scheme is held and that the Scheme will be conditional upon the passing of the Change of Status Resolution by the requisite majorities required under the Corporations Act.

4	Scheme

4.1	Scheme

Bolnisi must propose a scheme of arrangement under which all of the Ordinary Shares will be transferred to Coeur Australia and the Scheme Shareholders will be entitled to receive the Scheme Consideration.

4.2	Scheme consideration

(a)	Subject to this clause 4.2, Coeur undertakes and warrants to Bolnisi (in Bolnisi’s own right and separately as trustee or nominee for each of the Scheme Shareholders) that in consideration of the transfer to Coeur Australia of each Scheme Share under the terms of the Scheme, Coeur will accept such transfer and provide the Scheme Consideration to the Scheme Shareholders in accordance with the terms of the Scheme.

(b)	Subject to customary provisions which address share splitting or division in an attempt to obtain advantage by reference to rounding, any fractional entitlement of an Ordinary Shareholder to a Coeur Share will be rounded up in the case of any entitlement to half of a Coeur Share or otherwise rounded up or down to the nearest whole number of Coeur Shares.

(c)	Where an Ordinary Shareholder is an Ineligible Overseas Shareholder in relation to the issue of Coeur Shares, the number of Coeur Shares (or, at the election of the nominee, CDIs representing Coeur Shares) to which the Ordinary Shareholder would otherwise be entitled under the Scheme will be issued to a nominee appointed by agreement between Bolnisi and Coeur who will sell those Coeur Shares or CDIs representing Coeur Shares as soon as practicable and in any event not more than 28 days after the Implementation Date (at the risk of that Ineligible Overseas Shareholder) and remit to Bolnisi the proceeds received, after deducting any applicable brokerage, costs, taxes and charges, to that Ineligible Overseas Shareholder in full satisfaction of that Ineligible Overseas Shareholder’s rights in relation to Coeur Shares or CDIs representing Coeur Shares under the Scheme.

4.3	Status of Coeur Shares

(a)	The Coeur Shares to be issued by Coeur as part of the Scheme Consideration will rank pari passu with all existing Coeur Shares then outstanding and will be fully paid and issued free from any mortgage, charge, lien, encumbrance or other security interest.

(b)	The Coeur Shares will be issued pursuant to an exemption from registration provided by Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “1933 Act”). In the event that the exemption from registration under Section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of the Coeur Shares in accordance with the Scheme from the registration requirements of the 1933 Act, then Coeur shall take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Coeur) in order to register such Coeur Shares and shall use its reasonable best efforts to cause such registration statement to become effective at or prior to the Implementation Date. Bolnisi acknowledges that the Coeur Shares issued to “affiliates” (as defined under Rule 144 of the 1933 Act) of Bolnisi may be resold in the manner permitted by Rules 145(c) and (d) of the 1933 Act.

4.4	Dividends

Between the date of this agreement and the Implementation Date, Bolnisi may not without the prior written consent of Coeur, pay or declare any dividends.

4.5	Withholding rights

Coeur, Coeur Sub, Coeur Australia, and Bolnisi shall each be entitled to deduct and withhold from any Scheme Consideration otherwise payable pursuant to the terms of this agreement and the Scheme such amounts as it is required or permitted to deduct and withhold with respect to such payment under the tax laws of any jurisdiction. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Ordinary Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

5	Steps for implementation

5.1	Obligations of both parties

Without limiting the general nature of clauses 3.1 to 3.5, each party must:

(a)	Regulatory Approvals:
(1)	promptly apply for all relevant Regulatory Approvals specified in clause 3.1(a) and provide to the other a copy of all those applications;

(2)	take all steps it is responsible for as part of the approval process, including responding to requests for information at the earliest practicable time and taking or agreeing to take any action or agreeing to any limitation; and

(3)	provide the other party with all information reasonably requested in connection with the applications for Regulatory Approval, but neither party is required to take any action which would require the divestiture of material assets of Bolnisi or Coeur and their subsidiaries.
(b)	Timing: consult with each other regularly in relation to:
(1)	the schedule for performing their respective obligations within the overall framework set by the Timetable; and

(2)	the need to adjust the Timetable.
5.2	Bolnisi’s obligations

Bolnisi must execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the Scheme on a basis consistent with this agreement, substantially in accordance with the Timetable, and in particular, but not limited to the foregoing, Bolnisi must:

(a)	Recommendation of the Scheme: state when the Transaction is announced (on the basis of statements made to it by each of the directors of Bolnisi) that the Bolnisi Board unanimously recommends to Ordinary Shareholders that:
(1)	the Scheme is in the best interests of Bolnisi and Ordinary Shareholders;

(2)	Ordinary Shareholders vote in favour of all resolutions to be proposed at the Scheme Meeting or approve the Scheme; and

(3)	the Bolnisi Shareholders vote in favour of the Change of Status Resolution, subject to the Independent Expert opining that the Scheme is in the best interests of Ordinary Shareholders and no superior proposal emerging (whether by way of scheme or bid); and
(b)	Preparation of Scheme Booklet: as soon as practicable after the date of this agreement, prepare the Scheme Booklet in accordance with all applicable laws and in particular with the Corporations Act, PS 142 and the Listing Rules, in consultation with Coeur as to the content and presentation of the Scheme Booklet. This consultation must include obtaining Coeur’s consent to the inclusion of the Coeur Information, and is subject to clause 5.4.

(c)	Independent Expert: promptly appoint an independent expert to provide a report to be included in the Scheme Booklet stating whether, in the opinion of the expert, the Scheme is in the best interests of Shareholders, and provide all assistance and information reasonably requested by the Independent Expert to enable it to prepare that report on a timely basis.

(d)	Bolnisi to provide Scheme Booklet: As soon as practicable after Bolnisi has completed the preparation of the final form of the Scheme Booklet, forward a copy to Coeur.

(e)	Meeting of directors of Bolnisi: as soon as practicable after preparation of the final form of the Scheme Booklet, convene a meeting of the Bolnisi Board (or a sub-committee of it) for the purpose of approving the Scheme Booklet.

(f)	Section 411(17)(b) statement: apply to ASIC for the production of a statement under section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme.

(g)	Court direction: apply to the Court for orders directing Bolnisi to convene the Scheme Meeting.

(h)	Scheme Meeting: convene the Scheme Meeting to approve the Scheme.

(i)	Bolnisi Ordinary Shareholder approval: seek the approval of Ordinary Shareholders for the Scheme.

(j)	Court approval: apply to the Court for orders approving the Scheme as approved by the Ordinary Shareholders at the Scheme Meeting.

(k)	Lodge copy of Court order: lodge with ASIC office copies of the Court orders approving the Scheme as approved by the Ordinary Shareholders at the Scheme Meeting.

(l)	Registration of explanatory statement: use its best endeavours to cause ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act.

(m)	Registration: register all transfers of Ordinary Shares on or as soon as practicable after the Implementation Date.

(n)	Access to information: provide to Coeur and its authorised representatives reasonable access to employees, offices and other facilities, and to the books and records, of Bolnisi and its subsidiaries for the purpose of implementing the Transaction.

(o)	Palmarejo Plan: to procure that Fairview Gold Pty Ltd takes all actions necessary to support the Palmarejo Plan, including voting all of its shares in Palmarejo in favour of the Palmarejo Plan.

(p)	Bolnisi Prescribed Occurrence: between the date of this agreement and Implementation Date, ensure that a Bolnisi Prescribed Occurrence does not occur.

(q)	Conduct of business: from the date of this agreement up to and including the Implementation Date, conduct, and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business, which will be limited solely to the operation of the matters set out in the Project Plan Description, and make all reasonable efforts to:

(1)	keep available the services of their officers and employees; and

(2)	preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Bolnisi and any subsidiary of Bolnisi.
(r)	Consultation: during the period from the date of this agreement to the Implementation Date:
(1)	promptly provide to Coeur a copy of the Bolnisi share register as requested by Coeur from time to time; and

(2)	hold regular meetings at the request of Coeur between representatives of Bolnisi and Coeur to discuss material matters relating to Bolnisi and its subsidiaries including, without limitation:
(i)	business performance (including updates as to any material variances in relation to forecasts);

(ii)	issues relating to or arising from any matter set out in the Project Plan Description;

(iii)	key personnel issues;

(iv)	risk management and compliance;

(v)	major business developments;

(vi)	exploration or resource estimate updates;

(vii)	environmental and permit matters; and

(viii)	community relations.
(s)	Release of third party obligations: ensure, and use its best endeavours to procure that Palmarejo ensures, that no third parties are released from any obligations (including but not limited to any standstill obligations) contained in any confidentiality agreement(s) between Bolnisi, Palmarejo and such third parties and that Bolnisi and Palmarejo shall use all reasonable endeavours to enforce their rights against third parties under such agreements.

(t)	Assistance: provide any assistance or information reasonably requested by Coeur in connection with the preparation of the Disclosure Document and any other document required in order to facilitate the Scheme.

(u)	Bolnisi Information: prepare and provide to Coeur in reasonable time the Bolnisi Information for inclusion in the Disclosure Document, updated by all such further or new information which may arise after the Disclosure Document has been issued until the date of the Scheme Meeting which is necessary to ensure that it is not misleading or deceptive in any material respect (whether by omission or otherwise).

(v)	Bolnisi Shareholder approval: seek the approval of Bolnisi Shareholders for the Change of Status Resolution.

5.3	Coeur’s obligations

Coeur, Coeur Australia and Coeur Sub must execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the Scheme on a basis consistent with this agreement, substantially in accordance with the Timetable, and in particular Coeur, Coeur Australia and Coeur Sub must:

(a)	FIRB: as soon as practicable after the date of this agreement, notify the Treasurer of the Scheme for the purposes of the FATA.

(b)	Coeur Information: prepare and provide to Bolnisi in reasonable time the Coeur Information in writing for inclusion in the Scheme Booklet including all information relating to Coeur and its subsidiaries and the Coeur Shares required by the Corporations Act, the Listing Rules, PS 60 and PS 142, which information must:
(1)	contain all information necessary to ensure that the Scheme Booklet complies with the requirements of section 411(3) of the Corporations Act and PS60 in respect of that information; and

(2)	be updated by all such further or new information which may arise after the Scheme Booklet has been dispatched until the date of the Scheme Meeting which is necessary to ensure that it is not misleading or deceptive in any material respect (whether by omission or otherwise);
(c)	Independent Expert’s report: provide any assistance or information reasonably requested by Bolnisi or by the Independent Expert in connection with the preparation of the Independent Expert’s report to be included with the Scheme Booklet.

(d)	Assistance: provide any assistance or information reasonably requested by Bolnisi in connection with the preparation of the Scheme Booklet and any other document to be sent to Ordinary Shareholders in order to facilitate shareholder approval of the Scheme.

(e)	Meeting of directors of Coeur: as soon as practicable after the preparation of the final form of the Scheme Booklet, convene a meeting of the Coeur Board (or a sub-committee of it) for the purpose of approving those sections that comprise the Coeur Information.

(f)	Deed Poll: prior to the dispatch of the Scheme Booklet, execute the Deed Poll.

(g)	Listing of Coeur Shares: use its best endeavours to procure that the Coeur Shares are approved for listing on the TSX and NYSE and that the Coeur Shares in the form of CDIs are approved for listing on the ASX, subject to the condition that the shares and CDIs are issued, with effect from the Business Day following the Effective Date.

(h)	Access to information: provide to Bolnisi and its authorised representatives reasonable access to employees, offices and other facilities, and to the books and records, of Coeur and its subsidiaries for the purpose of implementing the Transaction.

(i)	Coeur Prescribed Occurrence: between the date of this agreement and the Implementation Date, ensure that a Coeur Prescribed Occurrence does not occur.

(j)	Conduct of business: from the date of this agreement up to and including the Implementation Date, conduct, and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business, which requires that Coeur does not make any acquisitions, disposals or capital expenditure, or incur any indebtedness, in excess of US$200 million, and make all reasonable efforts to:

(1)	keep available the services of their officers and employees; and

(2)	preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Coeur and any subsidiary of Coeur.
(k)	Representation: procure that it is represented by counsel at the Court hearings convened for the purpose of section 411(4)(b) of the Corporations Act, at which through its counsel Coeur will undertake (if requested by the Court) to do all such things and take all such reasonable steps within its power as are necessary in order to ensure the fulfilment of its obligations under this agreement and the Scheme.

(l)	Accuracy of Coeur Information: confirm to Bolnisi the accuracy of the Coeur Information in the Scheme Booklet.

(m)	Review of Scheme Booklet: as soon as practicable after delivery, review the drafts of the Scheme Booklet prepared by Bolnisi and provide comments in good faith.

(n)	Approval of Scheme Booklet: as soon as practicable after the conclusion of the review by ASIC of the Scheme Booklet, procure that a meeting of the Coeur Board (or a subcommittee of it) is convened to consider approving those sections of the Scheme Booklet that relate to Coeur as being in a form appropriate for despatch to the Ordinary Shareholders, subject to the approval of the Court.

(o)	Share transfer: if the Scheme becomes Effective, Coeur Australia shall accept a transfer of the Bolnisi shares as contemplated by clause 4.2(a).

(p)	Scheme Consideration: if the Scheme becomes Effective, pay the Scheme Consideration in the manner and amount contemplated by clause 4 on the Implementation Date.

(q)	Preparation of Disclosure Document: as soon as practicable after the date of this agreement, prepare the Disclosure Document in accordance with all applicable laws, in consultation with Bolnisi as to the content and presentation of the Disclosure Document. This consultation must include obtaining Bolnisi’s consent to the inclusion of the Bolnisi Information, and is subject to clause 5.4.

5.4	Disagreement on content of Scheme Booklet and Disclosure Document

If the parties disagree on the form or content of the Scheme Booklet or the Disclosure Document, as applicable:

(a)	they must consult in good faith to try to settle an agreed form of the Scheme Booklet or the Disclosure Document, as applicable; and

(b)	failing agreement within 5 Business Days, the dispute must be referred to chairmen of Bolnisi and Coeur. If within 5 Business Days of the referral to the managing directors there is still no agreement between the parties:
(1)	Bolnisi will determine the final form and content of the Scheme Booklet; and

(2)	Coeur will determine the final form and content of the Disclosure Document.

5.5	Appointment of directors

(a)	Bolnisi must, as soon as practicable:
(1)	after the Second Court Date, take all actions necessary to cause the appointment of that number of nominees of Coeur to the Bolnisi Board which gives those nominees acting together control of the Bolnisi Board; and

(2)	after the Scheme Consideration has been paid, ensure that all directors on the Bolnisi Board, other than the Coeur nominees, resign.
5.6	Deeds of access, indemnity and insurance

(a)	Subject to the Scheme being Effective, Coeur undertakes to Bolnisi that it will procure that Bolnisi and its subsidiaries:
(1)	comply with the deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time; and

(2)	do not take any action which would prejudice or adversely affect any directors’ and officers’ run-off insurance cover taken out prior to the Implementation Date.
(b)	The undertakings contained in this clause 5.6 are subject to any restrictions under the Corporations Act or any other applicable law and will be read down accordingly. Bolnisi receives and holds the benefit of this clause 5.6, to the extent it relates to the directors and officers of Bolnisi and its subsidiaries, as trustee for them.
6	Termination

6.1	Termination

Without prejudice to any other rights of termination under this agreement:

(a)	either party may terminate this agreement by written notice to the other party at any time before 8.00am on Second Court Date if:
(1)	the other party is in material breach of any provision of this agreement, the party wishing to terminate has given written notice to the other party setting out the relevant circumstances and stating an intention to terminate, and the relevant circumstances continue to exist 10 Business Days (or any shorter period ending at 5.00pm on the day before the Second Court Date) from the time the notice is given;

(2)	a court of competent jurisdiction (whether foreign or Australian) or Regulatory Authority has taken any action permanently restraining or otherwise prohibiting the Transaction, or has refused to do any thing necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed;

(3)	if the other party breaches its obligations under clause 12.

(4)	if the Break Fee is paid.
(b)	Coeur may terminate this agreement by written notice to Bolnisi:
(1)	at any time before 8.00am on Second Court Date if:
(A)	at the Scheme Meeting or any adjournment or postponement of it at which the Scheme is voted on, the Scheme is not approved by 16 November 2007 by the requisite majority of Ordinary Shareholders required under the Corporations Act;

(B)	any member of the Bolnisi Board withdraws or changes his recommendation in relation to the Scheme for any reason; or.

(C)	a Bolnisi Material Adverse Change or a Bolnisi Prescribed Occurrence takes place; or
(2)	under clause 8.3.
(c)	Bolnisi may terminate this agreement by written notice to Coeur at any time before 8.00am on Second Court Date if a Coeur Material Adverse Change or a Coeur Prescribed Occurrence takes place.

6.2	Effect of termination
If this agreement is terminated by either Bolnisi or Coeur under clause 3 or this clause 6, except to the extent that the termination results from a breach by either party of its obligations under this agreement, this agreement will become void and have no effect, without any liability or obligation on the part of Bolnisi or Coeur, other than the provisions of clauses 7.9, 7.10, 11, 13, 15 and 17.5, which will remain in force after termination.
6.3	Breach of representations and warranties
Despite any other provision of this agreement, a breach of the representations, warranties and undertakings given by Coeur in clause 7.1 or given by Bolnisi in clause 7.3 will not entitle Coeur or Bolnisi (as the case may be) to terminate this agreement unless such breach results in or discloses anything which could amount to a Coeur Material Adverse Change or a Bolnisi Material Adverse Change (as the case may be) or which could lead to criminal liability or material civil liability under Australian or United States laws or regulations.
7	Representations, warranties and undertakings

7.1	Coeur’s representations, warranties and undertakings

(a)	Coeur represents and warrants to Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) that:
(1)	the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Coeur;

(2)	Coeur has full corporate power and lawful authority to execute, deliver and perform or cause to be performed its obligations under this agreement;

(3)	except in respect of the documents listed in Schedule 2, this agreement does not conflict with or result in the breach of or default under Coeur’s articles of incorporation or bylaws or any other material term or provision of any agreement or any writ, order or injunction, judgment, law, rule or regulation to which it is party or by which it is bound;

(4)	Coeur is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(5)	Coeur has good and marketable title in fee simple to all real property owned by it, and good and marketable title to all other property owned by it;

(6)	the books, records and accounts of Coeur and its subsidiaries accurately, fairly and reasonably reflect, the transactions in, and dispositions of, the assets of, and the results of operations of, Coeur and its subsidiaries.
(b)	Coeur undertakes to Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) that:
(1)	the Coeur Information provided to Bolnisi will be provided in good faith and on the understanding that Bolnisi and its directors and officers will rely on that information to prepare the Scheme Booklet and to propose and implement the Scheme in accordance with the Corporations Act;

(2)	the Coeur Information as at the date the Scheme Booklet is despatched to Ordinary Shareholders, will not contain any statement which is materially misleading or deceptive including by way of omission from that statement; and

(3)	it will, as a continuing obligation, provide to Bolnisi all further or new information which arises after the Scheme Booklet has been despatched until the date of the Scheme Meeting which is necessary to ensure that there would be no breach of clause 7.1(b)(2) if it applied as at the date on which that information arose.
7.2	Coeur’s indemnity
Coeur agrees with Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) to indemnify Bolnisi and its directors and officers against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Bolnisi or any of its directors or officers suffers, incurs or is liable for arising out of any breach of any of the representations, warranties and undertakings in clause 7.1.
7.3	Bolnisi’s representations, warranties and undertakings

(a)	Bolnisi represents and warrants to Coeur and its directors and officers (in its own right and separately as trustee or nominee for each of Coeur’s directors and officers) that:
(1)	the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Bolnisi;

(2)	Bolnisi has full corporate power and lawful authority to execute and deliver this agreement and to perform or cause to be performed its obligations under this agreement;

(3)	this agreement does not conflict with or result in the breach of or default under any provision of Bolnisi’s constitution or any material term or provision of any agreement or any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound;

(4)	Bolnisi is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation;

(5)	Bolnisi has good and marketable title in fee simple to all real property, and good and marketable title to all other property, owned by it; and

(6)	the books, records and accounts of Bolnisi and its subsidiaries accurately, fairly and reasonably reflect, the transactions in, and dispositions of, the assets of, and the results of operations of, Bolnisi and its subsidiaries;

(7)	to the extent applicable, the Board of Directors of Coeur has unanimously determined that the Transaction will not constitute a change of control within the meaning of any compensatory or benefit plan, arrangement or agreement provided or maintained by Coeur or any of its subsidiaries for the benefit of present or former employees, officers, directors or consultants of Coeur or its subsidiaries;

(8)	Coeur has taken all action so that the entering into of this agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under Coeur’s rights agreement described in Item 1 of Schedule 2 or enable or require any rights issued pursuant to such agreement to be exercised, distributed or triggered except for such rights to be provided as part of the Scheme Consideration.
(b)	Bolnisi undertakes to Coeur and its directors and officers (in its own right and separately as trustee or nominee for each of Coeur’s directors and officers) that:
(1)	the Scheme Booklet will not contain any statement which is materially misleading or deceptive, including by way of omission from that statement, save that this undertaking will not apply to the Coeur Information contained in the Scheme Booklet; and

(2)	the Bolnisi Information provided to Coeur and to be included in the Scheme Booklet or the Disclosure Document, as applicable, will be provided in good faith and on the understanding that Coeur and its directors and officers will rely on that information in relation to the Scheme Booklet or the Disclosure Document, as applicable, and the proposal and implementation of the Scheme in accordance with the Corporations Act;

(3)	the Bolnisi Information provided to Coeur and to be included in the Disclosure Document, will not contain any statement which is materially misleading or deceptive including by way of omission from that statement; and

(4)	it will, as a continuing obligation, provide to Coeur all further or new information which arises after the Disclosure Document has been issued until the date of the Scheme Meeting which is necessary to ensure that there would be no breach of clause 7.3(b)(3) if it applied as at the date on which that information arose.
7.4	Bolnisi’s indemnity
Bolnisi agrees with Coeur (in its own right and separately as trustee or nominee for each of Coeur’s directors and officers) to indemnify Coeur and Coeur Australia and its directors and officers from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Coeur or any of its directors or officers suffers, incurs or is liable for arising out of any breach of any of the representations, warranties and indemnities in clause 7.3.

7.5	Coeur Australia’s representations and warranties

(a)	Coeur Australia represents and warrants to Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) that:
(1)	the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Coeur Australia ;

(2)	Coeur has full corporate power and lawful authority to execute, deliver and perform or cause to be performed its obligations under this agreement;

(3)	this agreement does not conflict with or result in the breach of or default under Coeur Australia’s articles of incorporation or bylaws or any other material term or provision of any agreement or any writ, order or injunction, judgment, law, rule or regulation to which it is party or by which it is bound;

(4)	Coeur Australia is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(5)	Coeur Australia has good and marketable title in fee simple to all real property owned by it, and good and marketable title to all other property owned by it;

(6)	the books, records and accounts of Coeur Australia and its subsidiaries accurately, fairly and reasonably reflect, the transactions in, and dispositions of, the assets of, and the results of operations of, Coeur Australia and its subsidiaries.
7.6	Coeur Australia’s indemnity
Coeur Australia agrees with Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) to indemnify Bolnisi and its directors and officers against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Bolnisi or any of its directors or officers suffers, incurs or is liable for arising out of any breach of any of the representations and warranties in clause 7.5.
7.7	Coeur Sub’s representations and warranties

(a)	Coeur Sub represents and warrants to Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) that:
(1)	the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Coeur Sub;

(2)	Coeur Sub has full corporate power and lawful authority to execute, deliver and perform or cause to be performed its obligations under this agreement;

(3)	this agreement does not conflict with or result in the breach of or default under Coeur Sub’s articles of incorporation or bylaws or any other material term or provision of any agreement or any writ, order or injunction, judgment, law, rule or regulation to which it is party or by which it is bound;

(4)	Coeur Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(5)	Coeur Sub has good and marketable title in fee simple to all real property owned by it, and good and marketable title to all other property owned by it;

(6)	the books, records and accounts of Coeur Sub and its subsidiaries accurately, fairly and reasonably reflect, the transactions in, and dispositions of, the assets of, and the results of operations of, Coeur Sub and its subsidiaries.
7.8	Coeur Sub’s indemnity
Coeur Sub agrees with Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) to indemnify Bolnisi and its directors and officers against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Bolnisi or any of its directors or officers suffers, incurs or is liable for arising out of any breach of any of the representations and warranties in clause 7.7.
7.9	Survival of representations, warranties and undertakings

Each representation, warranty and undertaking in clauses 7.1, 7.3, 7.5 and 7.7:

(a)	is severable;

(b)	survives the termination of this agreement; and

(c)	is given with the intention that liability under it is not confined to breaches which are discovered before the date of termination of this agreement.

7.10	Survival of indemnities

Each indemnity in this agreement (including those in clauses 7.2, 7.4, 7.6 and 7.8):

(a)	is severable;

(b)	is a continuing obligation;

(c)	constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this agreement; and

(d)	survives the termination of this agreement.

7.11	Release of officers and directors

(a)	Subject to the Corporations Act, none of the officers, employees and directors of Bolnisi will be liable for anything done or purported to be done in connection with the Scheme or any transaction contemplated by this agreement (including any breach of it or any of the representations or warranties herein) in good faith, but nothing in this clause shall exclude any liability that may arise from wilful misconduct or bad faith on the part of such a person. Bolnisi receives and holds the benefit of this release, as agent for its directors, officers and employees.

(b)	Subject to the Idaho Business Corporation Act, none of the officers, employees and directors of Coeur will be liable for anything done or purported to be done in connection with the Scheme or any transaction contemplated by this agreement (including any breach of it or any of the representations or warranties herein) in good faith, but nothing in this clause shall exclude any liability that may arise from wilful misconduct or bad faith on the part of such a person. Coeur receives and holds the benefit of this release, as agent for its directors, officers and employees.
8	Due Diligence

8.1	Availability of information

(a)	Bolnisi will, and will use its best endeavours to procure that Palmarejo will, during the Due Diligence Period make available promptly to Coeur all information reasonably requested by Coeur in order that Coeur can conduct Due Diligence and will provide access to Coeur and its advisers who reasonably require access to that information for the purposes of the Due Diligence provided that nothing in this clause 8.1 requires Bolnisi to provide to Coeur information:
(i)	concerning Bolnisi’s consideration of the Transaction;

(ii)	concerning Bolnisi’s assessment of Coeur;

(iii)	which the law prohibits Bolnisi from disclosing; or

(iv)	which is the subject of confidentiality obligations owed by Bolnisi to third parties.
(b)	The Due Diligence will comprise reasonable inquiries, including management interviews and the review of management papers and documents.

8.2	Third party rights

(a)	If clause 8.1(a)(iv) applies to particular information, Bolnisi must use reasonable endeavours to obtain any necessary third party consents to enable the information to be disclosed to the other party.

(b)	Coeur will give any reasonable undertakings as to confidentiality which are required in order to facilitate the obtaining of consents as contemplated by clause 8.2(a).

8.3	Due diligence termination
Coeur may terminate this agreement by notice in writing to Bolnisi if it becomes aware, prior to the end of the Due Diligence Period of any event or events that would be reasonably likely to give rise to:
(a)	a Bolnisi Material Adverse Change; or

(b)	a liability or liabilities (including those of a contingent nature) of Bolnisi or any of its subsidiaries of $50 million or more, whether individually or in aggregate, such notice to be given no later than 5 Business Days after the end of the Due Diligence Period.

9	Due diligence undertaken by Bolnisi

9.1	Bolnisi Due Diligence
The parties acknowledge that Bolnisi has undertaken the Bolnisi Due Diligence.
10	Public announcement

10.1	Announcement of Scheme
As soon as practicable after the execution of this agreement, Bolnisi and Coeur must issue public announcements including a unanimous recommendation by the directors of Bolnisi to Ordinary Shareholders that the Scheme be approved, subject to an independent expert opining that the Scheme is in the best interests of Ordinary Shareholders and there being no superior proposal relating to all Ordinary Shares.
10.2	Public announcement and submissions

(a)	Subject to clause 10.3, no public announcement in connection with any Transaction Document or the Scheme may be made other than in a form approved by both parties.

(b)	No submission for any Regulatory Approval under this agreement may be made by one party without reasonable consultation with the other party.

(c)	Each party must use all reasonable endeavours to provide the approval and constructively participate in the consultation contemplated by clauses 10.2(a) and (b) as soon as practicable.

10.3	Required disclosure
If a party is required by law, regulatory rule or policy, or the Listing Rules to make any announcement or disclosure relating to matters the subject of a Transaction Document, prior notice must be given to the other party and the party must consult to the fullest extent possible with the other party regarding the form and content of the announcement or disclosure.
11	Confidentiality

11.1	Confidentiality obligations
Subject to clause 11.2, each party:
(a)	acknowledges that the Confidential Information is secret, confidential and valuable to the other party;

(b)	must not, without the other party’s prior written consent, directly or indirectly, disclose or publish the Confidential Information otherwise than in accordance with the terms of this agreement;

(c)	must not at any time use the Confidential Information other than for the purposes of this agreement, and must not permit, assist or allow a third party to use the Confidential Information;

(d)	must do all things reasonably necessary to safeguard the confidentiality of the Confidential Information from unauthorised use, access or copying;

(e)	may only disclose the Confidential Information to its Related Persons who:
(1)	have a specific need to have access to the Confidential Information for the purpose of enabling the party to perform its obligations under this agreement; and

(2)	are made aware of the confidential nature of the Confidential Information and the existence and terms of this clause; and
(f)	must, on request of the other party, return any Confidential Information provided by that party except for any Confidential Information forming part of the minutes or board records of the party receiving the Confidential Information.

11.2	No breach

(a)	A party is not liable for breaching its confidentiality obligations in this agreement if:
(1)	it complies with a court order or other legal requirement to disclose any of the Confidential Information;

(2)	the Confidential Information is in the public domain other than as a result of a breach of this agreement by the party;

(3)	the Confidential Information is rightfully known to or in the possession or control of a party and not subject to an obligation of confidentiality on that party; or

(4)	the Confidential Information is independently developed by a party.
(b)	Where disclosure is required by court order or other legal requirement, the disclosing party must:
(1)	disclose only the minimum Confidential Information required to comply with that requirement; and

(2)	give the other party prompt written notice of that disclosure requirement to enable the other party to take appropriate steps to safeguard its interests.

11.3 Termination of previous confidentiality agreement
Each party agrees that the other party is irrevocably released from all obligations and liabilities owed to the first party under the confidentiality agreement between each of the parties and Palmarejo dated 17 November 2006.

11.4	Survival of obligations
The rights and obligations of the parties under this clause 11 survive termination of this agreement.
12	Exclusivity

12.1	Exclusivity
Subject to the remainder of this clause, during the Exclusivity Period, Bolnisi and Coeur must not, and must ensure that their Representatives do not, except with the prior consent of the other party:
(a)	directly or indirectly solicit, encourage, initiate or invite any enquiries, discussions or proposals in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party;

(b)	initiate or participate in any discussions or negotiations in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party; or

(c)	communicate to any person an intention to do any of the things referred to in clauses 12.1(a) or (b).

12.2	Notification of approaches

(a)	Subject to the remainder of this clause, during the Exclusivity Period, Bolnisi or Coeur must notify the other party if:
(1)	it receives:
(A)	any approach, inquiry or proposal made to, and any attempt or any intention on the part of any person to initiate or continue any negotiations or discussions with, Bolnisi or Coeur or any of their Representatives with respect to, or that could reasonably be expected to lead to, any Third Party Proposal, whether unsolicited or otherwise;

(B)	any request for information relating to Bolnisi or Coeur or any of their subsidiaries or any of its businesses or operations or any request for access to the books or records of Bolnisi or Coeur or any of their subsidiaries, which Bolnisi or Coeur (as applicable) has reasonable grounds to suspect may relate to a current or future Third Party Proposal;
(2)	any breach of this clause 12; or

(3)	its Representatives provides any information relating to Bolnisi or Coeur (as the case may be) or any of its subsidiaries or any of their businesses or operations to any person in connection with or for the purposes of a current or future Third Party Proposal.

(b)	A notice given under this clause 12.2 must be accompanied by all relevant details of the relevant event, including the identity of the person or persons taking any action referred to in clause 12.2(a)(1), and the terms and conditions of any Third Party Proposal or any proposed Third Party Proposal (to the extent known).

(c)	Without limiting the obligations under clauses 12.2(a) and (b), Bolnisi or Coeur (as applicable) must give notice of the matters set out in clause (b) at least 48 hours before the Bolnisi Board or Coeur Board (as applicable) recommends acceptance by its shareholders of an offer for their shares under a Third Party Proposal, or otherwise recommends that shareholders approve a Third Party Proposal.

12.3	Equal access to information
Where Bolnisi or Coeur or any of the Representatives provides any information relating to Bolnisi or Coeur any of their subsidiaries or any of its businesses or operations to any person in connection with or for the purposes of a current or future Third Party Proposal, it must promptly provide Coeur or Bolnisi a complete copy of that information.
12.4	Normal provision of information
Nothing in this clause 12 prevents a party or its Representatives from:
(a)	providing information to its Representatives;

(b)	providing information required to be provided by law, a court of competent jurisdiction (whether foreign or Australian) or any Regulatory Authority; or

(c)	making presentations to brokers, portfolio investors and analysts in the ordinary and usual course of business.

12.5	Fiduciary carve-out
Clauses 12.1(b), 12.1(c), 12.2(a) and 12.2(b) do not require Bolnisi or Coeur any of their respective directors to do or refrain from doing any thing with respect to a Third Party Proposal (which was not solicited by the party in breach of clause 12.1(a)), provided that the Bolnisi or Coeur Board (as applicable) has determined in good faith and acting reasonably after consultation with its financial advisers and receiving written legal advice from external legal advisers, that failing to respond to such Third Party Proposal would be likely to constitute a breach of the directors’ fiduciary or statutory obligations.
12.6	No current discussions
Each party represents and warrants to the other that, as at the date of this agreement, neither it or any of its Representatives:
(a)	is participating, directly or indirectly, in any discussions or negotiations with a third party that concern, or that could reasonably be expected to lead to, a Third Party Proposal; or

(b)	is a party to any agreement, arrangement or understanding with a third party in relation to a Third Party Proposal for it or a possible Third Party Proposal that would prevent it entering into this agreement or complying with its obligations under this agreement.

13	Payment of costs

13.1	Background

(a)	Each party acknowledges that, if Bolnisi and Coeur enter into this agreement and the Scheme is subsequently not implemented, they will both incur significant costs.

(b)	Each party has requested that provision be made for the payments outlined in clauses 13.2 and 13.4, without which they would not have entered into this agreement.

(c)	Each party considers that this clause is fair and reasonable and that it is appropriate to agree to the payments referred to in this clause 13 in order to secure the significant benefits to it (and its shareholders) resulting from the Transaction.

13.2	Payment of costs

(a)	If this agreement is terminated or the Scheme is not implemented as a result of:
(1)	the non-satisfaction of any conditions precedent in clauses 3.1(b), 3.1(h), 3.1(j), 3.1(l) or 3.1(n) provided that, immediately before the termination or, if the agreement has not been terminated, when Court approval was due to be sought, no matter has occurred which would prevent clauses 3.1(a), 3.1(c), 3.1(f), 3.1(g), 3.1(i) or 3.1(k) from being satisfied;

(2)	Bolnisi not using its best endeavours to cause clauses 3.1(b) or 3.1(e) to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied;

(3)	any Bolnisi Board member withdrawing or changing his recommendation or supporting a Third Party Proposal for Bolnisi;

(4)	a Third Party Proposal for Bolnisi being announced or made before the Second Court Date and, within 7 months of the date of this agreement, the person making the Third Party Proposal for Bolnisi acquiring voting power of 50% or more in Bolnisi; or

(5)	Bolnisi breaching its obligations under clause 12,
Bolnisi must pay to Coeur the Break Fee to compensate Coeur for the costs and disbursements incurred by Coeur and the time invested by the management and board of Coeur.

(b)	If this agreement is terminated or the Scheme is not implemented as a result of:
(1)	the non-satisfaction of the conditions precedent in clauses 3.1(c), 3.1(g), 3.1(i) 3.1(k), 3.1(m) or 3.1(o) provided that, immediately before the termination or, if the agreement has not been terminated when Court approval was due to be sought, no matter has occurred which would prevent clauses 3.1(a), 3.1(f), 3.1(h), 3.1(j) or 3.1(l) from being satisfied; or

(2)	Coeur not using its best endeavours to cause clause 3.1(m) to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied;

(3)	Coeur breaching its obligations under clause 12,
Coeur must pay to Bolnisi the Break Fee to compensate Bolnisi for the costs and disbursements incurred by Bolnisi and the time invested by the management and board of Bolnisi.

(c)	Since the loss which would actually be incurred by the parties of the kinds referred to in clauses 13.2(a) to 13.2(b) are of such nature that they cannot accurately be ascertained in advance, the Break Fee has been agreed as a genuine and reasonable pre-estimate of the loss which may be suffered by Bolnisi and Coeur respectively.

(d)	Bolnisi must pay Coeur the Break Fee claimed under clause 13.2(a) within 10 Business Days of receipt by Bolnisi of a demand for payment of the Break Fee from Coeur.

(e)	Coeur must pay Bolnisi the Break Fee claimed under clause 13.2(b) within 10 Business Days of receipt by Coeur of a demand for payment of the Break Fee from Bolnisi.

13.3	Exceptions

Neither party will have an obligation to pay the Break Fee under clause 13.2(a) or 13.2(b) if:

(a)	this agreement is terminated pursuant to clause 8.3; or

(b)	the Independent Expert determines in its report that the Scheme is not in the best interests of the Ordinary Shareholders, unless such determination is as a result of a Third Party Proposal for Bolnisi.

13.4	Compliance with law

This clause 13 imposes obligations on Bolnisi only to the extent that the performance of those obligations would not:

(a)	involve a breach of the fiduciary duties owed by any Bolnisi director; or

(b)	breach an order of the Takeovers Panel; or

(c)	otherwise be unlawful or contravene any court or regulatory order.

13.5	Limitation of liability

Notwithstanding any other provision in this agreement:

(a)	a payment under this clause 13 represents the sole and absolute liability of the parties under or in connection with the occurrence of any of the events or circumstances referred to in clauses 13.2(a) to 13.2(b) and no further claims for damages, fees, expenses or reimbursements of any kind will be payable by a party which has paid the Break Fee in connection with the occurrence of any such events or circumstances; and

(b)	the sum of the Break Fee represents the maximum liability of each party to the other under or in connection with this agreement, including any breach by it or the representations and warranties herein.

14	Conduct of Court proceedings

(a)	Bolnisi and Coeur are entitled to separate representation at all Court proceedings affecting the Transaction.

(b)	This agreement does not give Bolnisi or Coeur any right or power to give undertakings to the Court for or on behalf of the other party without that party’s consent.

(c)	Bolnisi and Coeur must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this agreement.

15	Duty, costs and expenses

15.1	Stamp duty

Coeur must:

(a)	pay all stamp duties and any fines and penalties with respect to stamp duty in respect of this agreement or the Scheme or the steps to be taken under this agreement or the Scheme; and

(b)	indemnify Bolnisi against any liability arising from failure to comply with clause 15.1(a).

15.2	Costs and expenses

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement and the proposed, attempted or actual implementation of this agreement, the Scheme and the Transaction Documents.

16	GST

(a)	In this clause 16, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.

(b)	If a party makes a supply under or in connection with this agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause (b) (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

(c)	If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 16(b).

(d)	A party need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

17	General

17.1	No representation or reliance

(a)	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this agreement, except for representations or inducements expressly set out in this agreement.

(b)	Each party acknowledges and confirms that it does not enter into this agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this agreement.

(c)	Each party acknowledges and confirms that clauses 17.1(a) and (b) do not prejudice any rights a party may have in relation to information which has been filed by the other party with the ASIC, ASX, NYSE, TSX, SEC or Canadian securities regulatory authorities.

17.2	No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

17.3	Consents

Any consent referred to in, or required under, this agreement from any party may not be unreasonably withheld, unless this agreement expressly provides for that consent to be given in that party’s absolute discretion.

17.4	Notices

Any communication under or in connection with this agreement:

(a)	must be in writing;

(b)	must be addressed as shown below:

Bolnisi

Name:	Peter Nightingale

Address:	Level 8, 261 George Street, Sydney NSW 2000

Fax no:	+61 (2) 9247 3932

Coeur

Name:	Company Secretary

Address:	505 Front Ave, Coeur d’Alene, Idaho 83814

Fax no:	+ 1 (208) 667 2213
(or as otherwise notified by that party to the other party from time to time);

(c)	must be signed by the party making the communication or by a person duly authorised by that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 17.4(b); and

(e)	is regarded as received by the addressee:
(1)	if sent by prepaid post, on the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting to an address outside Australia;

(2)	if sent by fax, at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is not a Business Day, or is after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day; and

(3)	if delivered by hand, on delivery at the address of the addressee as provided in clause 17.4(b), unless delivery is not made on a Business Day, or after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day.
17.5	Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales and courts competent to hear appeals from those courts.

17.6	Waivers

(a)	Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this agreement by any party does not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement.

(b)	Any waiver or consent given by any party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.

17.7	Variation

This agreement may only be varied by a document signed by or on behalf of each of the parties.

17.8	Assignment

A party may not assign, novate or otherwise transfer any of its rights or obligations under this agreement without the prior written consent of the other party.

17.9	Further action

Each party will do all things and execute all further documents necessary to give full effect to this agreement.

17.10	Entire agreement

This agreement together with any agreement in respect of the Palmarejo Plan supersedes all previous agreements, including (in respect of the obligations owed by the parties to each other) the confidentiality agreement between each of the parties and Palmarejo dated 17 November 2006 in respect of its subject matter and embodies the entire agreement between the parties.

17.11	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

Schedule 1
Timetable

Date	Action	Comment

3 May 2007	Sign Merger Implementation Agreement

31 May 2007	Draft Scheme Booklet to ASIC (and ASX) and provide notice of first court hearing date to ASIC	ASIC must be given at least 14 days to review the scheme documentation – Corporations Act s411(2).

18 June 2007	First Court hearing to convene scheme meetings and approve Scheme Booklet for dispatch

25 June 2007	Dispatch notice of meeting and Scheme Booklet	Must allow 29 clear days (28 clear days + 1 day per Constitution) after notice of meeting dispatched. We have allowed for additional time given the need to obtain Regulatory Approvals. Meeting date to be brought forward if it is clear, by the time of the first Court hearing, that Regulatory Approvals will be obtained earlier (unlikely).

24 July 2007	Shareholders meeting to approve Scheme

3 August 2007	Second Court hearing

3 August 2007	Announce to ASX intention to lodge Court order on following business day	LR Appendix 7A, item 6

6 August 2007	Lodge Court order approving Scheme with ASIC and announcement made to ASX	Scheme becomes effective on lodgement with ASIC.

Date	Action	Comment

6 August 2007	Scheme becomes effective

13 August 2007	Record Date for Scheme participation	Record Date for a scheme is ordinarily 5 business days after the scheme has become effective: LR Appendix 7A, item 6.

20 August 2007	Implementation Date

Schedule 2
Documents requiring consent
1	Rights Agreement, dated as of May 11, 1999, by and among Coeur D’Alene Mines Corporation and ChaseMellon Shareholder Services, L.L.C., as rights agent

2	Employment Agreement, dated as of September 17, 2002, by and among Coeur d’Alene Mines Corporation and Dennis E. Wheeler

3	1993 Annual Incentive Plan

4	1993 Long-Term Performance Share Plan

5	Contract of Insurance against Inconvertibility; Expropriation; Political Violence, dated as of December 17, 2004, by and among Overseas Private Investment Corporation and Coeur d’Alene Mines Corporation

Signing page

Executed as a agreement:

Signed by
Coeur d’ Alene Mines Corporation
by

sign here ▶	/s/ Dennis E. Wheeler

Chief Executive Officer

print name	Dennis E. Wheeler

Signed by
Bolnisi Gold NL
by

sign here ▶	/s/ Norman Seckold

Company Secretary/Director

print name	Norman Seckold

sign here ▶	/s/ Kenneth Phillips

Director

print name	Kenneth Phillips

Signed by
Coeur Sub Two, Inc.
by

sign here ▶	/s/ Dennis E. Wheeler

President

print name	Dennis E. Wheeler

Signed by
Coeur d’Alene Mines Australia Pty Ltd
by

sign here ▶	/s/ Dennis E. Wheeler

Director

print name	Dennis E. Wheeler

sign here ▶	/s/ Mitchell Krebs

Director

print name	Mitchell Krebs